EXHIBIT 99.20

InterAmerican Gaming, Inc. OTCBB : IAGM
June 21, 2012 08:00 ET
President's Challenge Physical Activity and Fitness Awards Program and Sofit Mobile Are Working Together to Promote One Global Platform for Good

TORONTO, ONTARIO--(Marketwire - June 21, 2012) -InterAmerican Gaming Inc. (OTCBB:IAGM) ("IAG" or "the Company"), a company developing "SoFit" - a new social gaming mobile application that lets you get fit, stay fit and earn rewards that matter - is pleased to announce their role as an Advocate for the President's Challenge Physical Activity and Fitness Awards Program. The President's Challenge is a program of the President's Council on Fitness, Sports and Nutrition.

The President's Challenge assists, informs, and inspires people on their journey to be active, eat well, and get fit. "I'm proud to announce that SoFit has become a President's Challenge Advocate to promote healthy lifestyles through the Walk A Mile campaign," said Michelle Kwan, President's Council on Fitness, Sports & Nutrition Member, State Department Public Diplomacy Envoy, and Olympic Figure Skater. "Using the Olympics as a way to inspire more people to get active, SoFit will engage users to take small steps to start living healthier while connecting millions to make the world a better place." The Walk a Mile campaign combines two causes that Michelle is passionate about - promoting healthy living and cultural understanding into one global platform for good.

SoFit Mobile is the Official Solution Provider for 'Walk a Mile'. Walk A Mile is a global event supported by the 2012 London Olympic Games that promotes social fitness and unity under the umbrella of the US State Department's Hours Against Hate tolerance campaign.

"The partnership with The President's Challenge Physical Activity and Fitness Awards Program will further enhance the visibility and reach of Walk A Mile powered by SoFit Mobile, and we are very proud to be a part of this amazing integration of fitness advocacy and steps toward global tolerance." Marc Askenasi, President & CEO, Founder SoFit Mobile Inc.

About IAG and SoFit

IAG is a digital technology company that develops socially disruptive technologies. IAG builds industry-defining businesses through a combination of organic growth and acquisitions. IAG's first product, SoFit, is a new social gaming mobile application that lets you get fit, stay fit and earn rewards that matter. The SoFit app will be available for download on Apple and Android mobile devices in July 2012.

Subscribe to the SoFit email list at sofitmobile.com to be the first to know about release dates, product details, and special promotions.

For more information and to stay engaged with SoFit 'follow' us on Twitter @sofitmobile and 'like' us on Facebook @facebook.com/sofitmobile.

About Walk a Mile / 2012 Hours Against Hate Campaign

The 2012 Hours Against Hate campaign is the second year that the US State Department has run a public program to promote cultural and global tolerance. After the great success of the first year, it seemed only fitting to unite with the 2012 London Olympics to create an innovative campaign that touches on the central themes of both bodies. Inspired by the saying 'to walk a mile in someone else's shoes', this unique campaign has the real potential to reach a global audience and open the way to real change.

For more information about Walk A Mile and the 2012 Hours Against Hate Campaign, please go to www.2012walkamile.com or contact info@2012walkamile.com.

About the President's Council on Fitness, Sports and Nutrition

The President's Challenge is a program of the President's Council on Fitness, Sports, and Nutrition. The Council seeks to expand the availability of quality information regarding physical activity, sports, and good nutrition and to empower Americans of all ages, backgrounds, and abilities to adopt a healthy lifestyle through:

o	Regular physical activity
o	Participation in sports
o	Healthy eating

Co-chaired by New Orleans Saints quarterback Drew Brees and Olympic gymnast Dominique Dawes, the Council includes pro and Olympic athletes, fitness professionals, doctors, and other healthy living experts and advocates. Council members advise the President of the United States through the Secretary of Health and Human Services.

Forward-looking Statements

Note: This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. InterAmerican Gaming Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in InterAmerican Gaming Inc. SEC filings. InterAmerican Gaming Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with InterAmerican Gaming Inc.'s business, please refer to the risks and uncertainties detailed from time to time in InterAmerican Gaming Inc.'s SEC filings.

This release does not constitute an offer for sale of securities.

Contact Information
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